Exhibit 10.5

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

DATED 23 October 2014

(1) THE KATHOLIEKE UNIVERSITEIT LEUVEN
(2) UNIVERSITY HOSPITAL ANTWERP
(3) BRABANT PHARMA LIMITED

Collaboration and License Agreement

CONTENTS
		Page

1	GRANT OF LICENSE AND CONSULTING SERVICES	2

2	DEFINITIONS	3

3	INTELLECTUAL PROPERTY AND INVENTIONS	5

4	RESEARCH USES, REPORTS AND PUBLICATIONS	6

5	CONFIDENTIALITY	6

6	TERMINATION OF LICENSE	7

7	TRANSFER OF DATA	8

8	REPRESENTATION, WARRANTIES AND LIABILITY	8

9	FURTHER COVENANTS	9

10	MISCELLANEOUS PROVISIONS	9

THIS COLLABORATION AND LICENSE AGREEMENT (the Agreement") is made 23 October 2014 (the "Effective Date")
BETWEEN:-

(1)
The Katholieke Universiteit Leuven, for the purposes of this Agreement represented by its department KU LEUVEN RESEARCH & DEVELOPMENT, having its office in 3000 Leuven, Waaistraat 6 - box 5105, Belgium, VAT number BE 0419.052.173, (hereinafter referred to as "KU LEUVEN R&D" and

UNIVERSITY HOSPITAL ANTWERP, having its offices at Wilrijkstraat 10, 2650 Edegem, Belgium, registered under company number 0874.619.603, and duly represented by Mr. Johnny Van der Straeten, Managing Director, who entrusts the execution of this Agreement to Prof. Dr. B. Ceulemans, Department of Neurology-Child Neurology, hereinafter referred to as "UZA",
UZA and KU LEUVEN R&D jointly referred to as the "Institution"
on one hand, and

(2)	BRABANT PHARMA LIMITED of Scotsgrove House, Uxmore Road, Checkendon, Oxfordshire, United Kingdom RG8 0TD ("Brabant")
on the other hand.
Hereinafter collectively referred to as "the Parties" or individually referred to as "a Party"
RECITALS
The Parties entered into a Collaboration and License Agreement on 1 September 2012 which was subsequently amended by a Deed of Amendment dated 5 September 2013 (hereinafter "the Previous Agreement");
Pursuant to the Deed of Amendment dated 1 September 2012 Brabant was granted rights in respect of the Patent Rights;
The Parties wish to amend and restate the Previous Agreement with effect from the Effective Date of this Agreement;
The research team of Prof. Ceulemans at UZA, the research team of Prof. Lagae of KU Leuven R&D and Brabant are continuing to perform an ongoing study on the use of fenfluramine for the treatment of Dravet Syndrome or related conditions stemming from infantile epilepsy (the "Study");
Currently, no regulatory approval in the EU or US has been granted for the use of fenfluramine for the treatment of Dravet Syndrome or related conditions stemming from infantile epilepsy;
Brabant has expressed its interest in the Data;
Brabant is willing to use the Data to obtain regulatory approval for the use of fenfluramine for the treatment of Dravet Syndrome or related conditions stemming from infantile epilepsy;
Brabant is willing to supply the Institution with fenfluramine for the performance of the Study and is willing to receive an exclusive licence to use the Data for Direct Exploitation (as defined below);
Institution is willing to grant such a licence under the terms and conditions set forth herein;
Whereas KU LEUVEN R&D has been designated by the Board of Directors of the Katholieke Universiteit Leuven to enter into agreements relating to services, research and/or intellectual property;
Therefore, the Parties agree as follows:

1.	GRANT OF LICENSE AND CONSULTING SERVICES

1.1
For a period of thirty six (36) months starting from the 1st of September, 2012 (the "Term") Institution grants Brabant a worldwide exclusive license for use of Data and the Patent Rights for Direct Exploitation ("the License") and to sub-license (including the grant of any option over a sub-licence) such to Third Parties (the “Sub-licence”). The Licence in respect of the Data and the Patents Rights will terminate on written notice from Institution if none of the following milestones have been achieved within the aforesaid period:

1.1.1	Commencement of work on a new dosage form of fenfluramine;

1.1.2	Submission of an application for marketing approval with a regulatory authority ;

1.1.3	Market approval by a regulatory authority; or

1.1.4	Commencement of a clinical trial as requested by a regulatory authority.

1.2
On completion of any of the milestones in 1.1.1 and 1.1.2 above, the Term of the Licence will be extended for a an additional period of five (5) years (5). On completion of any of the milestones in 1.1.3 and 1.1.4 above, the Term of the License will be extended for a an additional period of twenty five (25) years.

1.3	Upfront consideration for the License of [***] was paid on the commencement of the Previous Agreement.

1.4	Institution and Brabant may agree in writing to extend the Term of the Licence.

1.5
Institution will receive [***]% of the Revenue ([***]%) that Brabant receives from a Third Party, for instance in case Brabant Sublicenses the Patent Rights to a Third Party or in case Brabant lets another organization rely on the Data or New Data to submit an application to a Regulatory Authority. Brabant shall inform Institution fully on any potential and future Revenues of a Sublicense deal.

1.6
Brabant shall pay Institution a royalty of [***]% on Net Sales of fenfluramine. The royalties shall be due and payable in EURO within [***] of the end of each calendar year with respect to the 12 month period ending on the last day of such calendar year by wire-transfer to the accounts specified in writing by Institution ([***]%). Within [***] of the end of each calendar year, Brabant shall send Institution a written report disclosing the Net Sales for the just ended calendar year and the royalties due to Institution, containing at least the following information:

1.6.1	the amount of fenfluramine sold by Brabant, or its Affiliates;

1.6.2	the gross price charged by Brabant, or its Affiliates for fenfluramine in each country;

1.6.3	the calculation of Net Sales, including a detailed and documented listing of applied deductions;

1.6.4	a detail on the applied exchange rates (if applicable);

1.6.5	the total royalties in EURO.
If no amounts are due to Institution for any calendar year, the report shall so state.
An independent certified public or chartered accountant of Institution's choice shall have the right, on reasonable notice, during business hours to, no more than [***], inspect Brabant's, and its Affiliates' books of account and records to verify any reports and payments made under this Agreement up to
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[***] after termination of this Agreement. In the event that any inspection reveals an underpayment in excess of [***]%, Brabant shall bear the full cost of such inspection and shall remit any amounts due to Institution (increased by interest) on Institution's first request.

1.7
Brabant has manufactured up to 1kg of fenfluramine for use in the Study in accordance with current Good Manufacturing Practices and all Applicable Laws (as defined below) and regulations and shall deliver such material to Institution DDP Incoterms 2013.

1.8
Brabant may retain the services of Institution to act as a consultant to Brabant, and Institution agrees to consult with Brabant, with respect to the regulatory approval process of fenfluramine. Institution will carry out consulting services to a maximum of 10 (ten) working days per annum (the "Consultancy"). In full and exclusive compensation for such consulting services provided by Institution under this Agreement, Brabant will pay Institution [***] euro per working day (a working day means eight (8) working hours). Brabant will further reimburse Institution for the reasonable expenses of travel, lodging and meals (where overnight stay is required) that are necessary in providing the consulting services under this Agreement, provided that such expenses are supported by original receipts and that Institution obtains the written authorization of Brabant prior to incurring such expenses. Institution shall send quarterly invoices to Brabant for the amounts that became due under this under this Section 1.8 during the immediately preceding calendar quarter. Invoices shall be addressed for the attention of Rick Stewart, Scotsgrove House, Uxmore Road, Checkendon, Oxfordshire, United Kingdom RG8 OTD. All invoices shall be paid by bank transfer within [***] from the invoice date.

1.9
Brabant shall not disclose the Data to Third Parties, except that Brabant may disclose the Data (i) to its employees, directors, Affiliates, advisors, potential investors, potential sub-licensees, potential purchasers, financing sources, interns, agents, independent contractors and consultants on a need-to-know basis, provided that Brabant has executed appropriate written agreements with each such individual or entity sufficient to enable compliance with all the provisions of this Agreement; or (ii) to a Regulatory Authority for the purposes set out in section 1.1.2.

2.	DEFINITIONS~~.~~

2.1
For the purposes of this Agreement, "Applicable Laws" shall mean all national and local laws, ordinances, rules and regulations as amended, re-enacted or in force from time to time applicable to this Agreement or activities contemplated hereunder, including the rules and regulations of the relevant Regulatory Authority;

2.2
For the purposes of this Agreement, "Data" shall mean (i) any and all information regarding the use of fenfluramine obtained in the Study and currently in possession of Institution or subsequently obtained in the Study related to treatment of patients, whether provided through physician notes, patient self-reporting, clinical monitoring, prescription history, insurance claims, or other forms reducible to electronic or documentary records (such information constitutes Institution’s Confidential Information) and (ii) the Patent Application (as defined in article 2.4.) and (a) all divisional or continuation, in whole or in part, applications based on the foregoing (b) any continuations-in-part in the USA thereof; (c) any and all issued and unexpired patents and any further applications resulting from any of the applications described above; (d) any and all issued and unexpired reissues, re-examinations, renewals or extensions based on any of the patents described in (c) above and shall also include the Supplementary Protection Certificates (SPCs) and the period of protection provides by SPCs (hereinafter the “Patent Rights”).

2.3
For the purposes of this Agreement "Patent Application" shall mean the patent application in the United States pertaining to fenfluramine for the treatment of Dravet Syndrome (application number 13/887/014).

2.4
For the purposes of this Agreement, "Revenue" shall mean all proceeds and equity received from the Sub-licensing the Data and/or the Patent Rights and/or New Data including but not limited to any of the following: (a) license fees, option fees, documentation fees, lump sum payments, up-front

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payments, signing fees (whether at the stage of development, marketing or otherwise), success, bonus, maintenance and periodic (including annual) payments, royalty and minimum royalty payments, marketing fees, distribution fees, franchise fees, (c) where any sub-licence is to be granted under cross-licensing arrangements, the value of any third party licence obtained under such arrangements; (d) any premium paid over the fair market value of shares, options or other securities in respect of any of the share capital of Brabant; (e) any loan, guarantee or other financial benefit made or given other than on normal market terms; and (f) any Equity Securities, shares, options or other securities obtained from a Third Party in relation to the Data and/or Patent Rights and/or New Data. To avoid any misunderstanding, Revenue does not include compensation for services performed by either Party for a Third Party, sums that, because of the terms under which they are provided, may only be used by Brabant for funding research and which are not available for other distribution or use or sums received from Research Use.

2.5
For the purposes of this Agreement,"Marketing exclusivity" and "Data exclusivity" is a protection granted for achieving market authorization or registration of medicinal products of a "Regulatory Authority" a which have been authorized in accordance with the provisions of the Applicable Laws and for members of the European Medicines Agency REGULATION (EC) No 726/2004 OF THE EUROPEAN PARLIAMENT AND OF THE COUNCIL (31 March 2004). "Data exclusivity" is the period of time during which the medicines authorities are not allowed to consult the dossier of an originator to verify the safety and efficacy of the active moiety in the application for marketing authorization of a generic medicine. "Marketing exclusivity" and "Data exclusivity" include similar forms that exist or will occur with other Regulatory Authorities such as FDA (United States), in Japan, China or other countries.

2.6
For the purposes of this Agreement, "Regulatory Authority" shall mean any regulatory authority that has responsibility for granting registrations of fenfluramine, and the following Regulatory Authorities shall be referred to herein as: "FDA", meaning United States Food and Drug Administration and "EMA", meaning European Medicines Agency.

2.7
For the purposes of this Agreement, "Affiliate" shall mean any enterprise (a company, a person, or group of persons whether incorporated or not) entitled to carry on business in any country, which now or hereafter directly or indirectly controls, is controlled by, or is under common control with a Party; "Control" in an affiliate requires ownership of more than fifty percent (50%) of (1) voting stock of a company which has issued voting stock or (2) ownership interest in any other enterprise, or requires (direct or indirect) effective control through board memberships, voting rights, proxies, or similar arrangements.

2.8
For the purposes of this Agreement, "Research Use" shall mean shall mean use of Data and/or Patent Rights and/or New Data for all purposes other than for Direct Exploitation or licensing to Third Parties

2.9	For the purposes of this Agreement "Direct Exploitation" means to Exploit the Data, New Data and/or the Patent Right itself.

2.10
For the purposes of this Agreement, "Exploitation" means the production, reproduction, performance, promotion, publicity, development, manufacture, marketing, advertisement, distribution, licensing, sub-licensing, importation, exportation, translation, localisation, display, rental, lease, lending, sale and any other form of commercial exploitation, submit Data to a regulatory agency for instance to prove safety and efficacy of a drug and to obtain "Marketing exclusivity" and/or "Data exclusivity" of such regulatory agency and to prevent generic drug manufacturers or Third Parties from relying on this Data in their own applications or to prevent generic drug manufacturers or Third Parties from commercializing fenfluramine for certain indications and the authorisation of any Third Party to do any of the foregoing and "to Exploit" shall be interpreted accordingly.

2.11	For the purposes of this Agreement, "Third Party" shall mean any individual, enterprise, authority, or any other organizations or economic entities other than the Parties.

2.12
For the purposes of this Agreement, "Net Sales" means the gross amount invoiced for fenfluramine by Brabant or its Affiliates to unaffiliated Third Parties, based on the list price for fenfluramine after deduction of:

2.12.1	[***];

2.12.2	[***];

2.12.3	[***]; and

2.12.4	[***].
Sales of fenfluramine between Brabant, or its Affiliates shall not be considered sales to Third Parties and shall be excluded from Net Sales calculations. For clarity, sales of fenfluramine by Brabant, or its Affiliates to a distributor shall be considered sales to Third Parties and shall be included in Net Sales calculations. All deductions from Net Sales set forth above shall be duly documented by Brabant, and its Affiliates in their books of account and to the extent possible be separately stated on purchase orders, invoices, or other documents of sale. No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Brabant, Affiliates and sublicensees on their payroll, or for cost of collections. Net Sales shall occur on the date of billing, or, if not billed, when delivered by Brabant, or its Affiliates. Non-monetary consideration shall not be accepted by Brabant without the prior written consent of Institution which shall not be unreasonably withheld.

3.	INTELLECTUAL PROPERTY AND INVENTIONS

3.1
All future intellectual property rights directly related to fenfluramine in the treatment of Dravet Syndrome or related conditions stemming from infantile epilepsy and (i) arising directly from the Study and any information regarding the use of fenfluramine obtained in the Study (ii) created by Brabant and/or the research team of Prof. Lagae of KU Leuven R&D and/or the research team of Prof. Ceulemans at UZA shall be Confidential Information of Institution and Data licensed to Brabant under the terms of this Agreement. For clarity, and without limitation, (a) future intellectual property rights directly related to fenfluramine in the treatment of Dravet Syndrome or related conditions stemming from infantile epilepsy created by Brabant that do not derive directly from the Study or any information regarding the use of fenfluramine obtained in the Study shall belong to Brabant and (b) future intellectual property rights created in any clinical trials regarding fenfluramine other than the Study, in any formulations of fenfluramine or in any regulatory submissions created by or on behalf of Brabant, shall belong to Brabant ((a) and (b) hereinafter jointly referred to as the “New Data”).

3.2
Brabant shall have full responsibility for, and shall exclusively control the preparation, prosecution, any extension (including any supplementary protection certificate) and maintenance of the Patent Application and any and all applicable patent rights in the Data. Brabant shall pay all costs and expenses of filing, prosecuting and maintaining the same. Brabant shall not be in breach of this Agreement if it does not pursue the filing or prosecuting of the same. However, Brabant shall not give up any Patent Rights without prior notice to the Institution who shall be entitled to take over the cost and maintenance of any such and Brabant will have no further rights to such patent application or patent. Brabant shall on an ongoing basis promptly furnish copies of all patent related documents to Institution shall consult with Institution in all aspects of the preparation, filing, prosecution and maintenance of patent applications and patents included within the Licensed Patent Rights and shall provide Institution sufficient opportunity to comment on any document that Brabant intends to file or to cause to be filed with the relevant intellectual property or patent office and shall regularly - or upon request of the Institution - inform the Institution on the status of the patents and patent applications.

3.3
Brabant shall have the exclusive right but not the obligation to institute or defend infringement actions against Third Parties relating to the Data and the Patent Rights (the "Actions") at Brabant's sole cost

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and expense. Brabant shall not be in breach of this Agreement if it does not institute or defend the same. However Brabant shall inform Insititution of any infringement of any of the Patent Rights transferred hereunder forthwith upon such infringement coming to its notice and of any Revenue from a settlement thereon.

3.4	Institution shall promptly:

3.4.1	disclose to Brabant in writing the details of any Actions and any pending Actions; and

3.4.2	provide reasonable assistance to Brabant at its own cost and expense in relation to Section 3.1; and

3.4.3	provide reasonable assistance to Brabant at Brabant’s cost and expense in relation to Section 3.3

4.	RESEARCH USES , REPORTS AND PUBLICATION

4.1	Notwithstanding the License granted in paragraph 1.1 above, Institution retains the rights to use the Data for Research Use and patient care.

4.2
Institution reserves the right to publish findings based upon the Data. However, before publishing or making any public disclosure, Institution will give Brabant an opportunity to review the proposed publication and related illustrations and will consider modifications and/or reasonable delays suggested by Brabant to enable the filing of applications for patents or to remove any Confidential Information received from Brabant.

4.3
Brabant shall have at least [***] within which to review the proposed publication and will either give written concurrence for immediate publication or suggest the above-noted modifications and/or reasonable delays. In any event, such reasonable delays shall not exceed [***] from the date of receipt of the proposed publication by Brabant.

4.4	Publication by either of the Parties to this Agreement shall give proper credit to the other Party, unless one of the Parties to this Agreement requests otherwise.

4.5
Brabant shall grant access to Institution to any and all Brabant originated clinical trial data to the extent it relates to fenfluramine for Institution's non-exclusive use. Publication of Brabant originated clinical trial data shall subject to Brabant's agreement.

4.6	On completion of the Study Institution shall produce a final report in respect of the Study incorporating such details as Brabant may reasonably instruct from time to time.

4.7
The Parties agree, at least once every six months during the term of this Agreement, or at such other intervals and at such locations as may be agreed between them from time to time, to arrange and attend at their own cost (unless otherwise agreed) by their duly authorised representatives, meetings to discuss and review the progress and status of the Study and any other studies concerning fenfluramine or the use of fenfluramine for the treatment of Dravet Syndrome or related conditions stemming from infantile epilepsy undertaken by the Institution and the Institution in relation to the same, and consider proposals and agree actions in relation to the same with a view to ensuring the due and proper completion of the Study or any other studies concerning fenfluramine or the use fenfluramine for the treatment of Dravet Syndrome or related conditions stemming from infantile epilepsy undertaken by the Institution in accordance with such dates and quality standards as may be agreed between the Parties. Such meetings may also be held by conference call.

4.8	The Institution shall, within [***], provide full details to Brabant of any serious adverse event or other key clinical event arising from the Study.
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5.	CONFIDENTIALITY

5.1
Both Parties agree to accept disclosure of Confidential Information (meaning information considered by a reasonable business person as confidential, including but not limited to the Data) from the other Party pursuant to this Agreement in strict confidence and agree to only use such Confidential Information for the purposes envisaged under this Agreement and not to use for their own benefit or for the benefit of others, nor disclose Confidential Information to anyone other than their employees or employees of any of their Affiliates, and then only on a strictly applied “need to know” basis provided that such employees have been informed of the confidential nature of the Confidential Information.

5.2
Any disclosure of Confidential Information in writing shall be marked “confidential”. Any disclosure of Confidential Information by other means will be documented in writing by the Party disclosing Confidential Information within [***] from oral disclosure and an appropriately marked copy shall be delivered forthwith to the other Party. "Confidential Information" also includes any information which due to its character or nature, a reasonable person in a like position to the recipient of such information under this Agreement, and under like circumstances, would treat as confidential.

5.3
For this agreement Confidential Information shall not include, and the above confidentiality undertaking shall in no event restrict or impair both Parties’ right to use or disclose any information which:

5.3.1	at the time of disclosure is in the public domain or thereafter becomes part of the public domain through no fault of the Party receiving Confidential Information;

5.3.2	the Party receiving Confidential Information can conclusively establish that it was in its possession prior to the time of disclosure with no prior duty of confidentiality;

5.3.3	is independently made available to the Party receiving Confidential Information by a Third Party who is not thereby in violation of a confidential relationship;

5.3.4	the Party receiving Confidential Information can conclusively establish that it was independently developed by or for it without use of the Confidential Information of the other Party;

5.3.5
is required to be disclosed by law, regulation, or court of governmental order, provided that the Party that has disclosed such Confidential Information has reasonably notified the other Party prior to such disclosure of such requirement. For the avoidance of doubt, the foregoing will include any submission of Data or New Data to Regulatory Authorities in connection with an application for marketing approval with such a Regulatory Authority.

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5.4	Both Parties further represent that it will not use Confidential Information of the other Party for filing a patent application or for filing any other proceeding in any patent office or court.

5.5
The obligation of both Parties not to use or disclose each other’s Confidential Information as set forth in the preceding paragraphs, shall extend for a period of [***] from the date of disclosure of such Confidential Information or until an agreement is reached between the Institution and Brabant providing for such use or disclosure, whichever occurs first.

5.6
Parties will not use the other Parties’ name or that of any of the other Parties’ employee, agent or representative nor disclose to any Third Party any details of services being performed by the Institution under this Agreement without the other Party’s prior express written consent such consent not to be unreasonably withheld or delayed.

5.7
Nothing in this Clause 5 or otherwise in this Agreement shall prevent, restrict or impair Brabant from disclosing the Data pursuant to its commercialisation activities following the first grant of Marketing exclusivity/Data exclusivity from a Regulatory Authority to Brabant for fenfluramine.

6.	TERMINATION OF LICENSE

6.1	End of term termination: This Agreement and Brabant's right to use the Data and the Patent Rights shall terminate at the end of the Term.

6.2	Termination by cause:

6.2.1
Brabant shall cause one or more of its Affiliates or sub-contractors to, or shall itself use commercially reasonable efforts to: (a) develop and commercialize fenfluramine for the treatment of (i) Dravet Syndrome; or (ii) related conditions stemming from infantile epilepsy , or (iii) any & all other indications in the European Union, or (b) seek approval of fenfluramine for the treatment of Dravet Syndrome in the United States.

6.2.2
Up until the day of submission of an application for marketing approval with a regulatory authority or the commencement of a clinical trial as requested by a regulatory authority, Brabant may terminate this Agreement by giving 180 days written notice to Institution. Thereafter, Brabant shall have no right to terminate this Agreement except under Section 6.3.

6.2.3
If Brabant (a) becomes insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it or for any similar relief has been filed against Brabant, or (b) fails to remedy a material breach of this Agreement within thirty (30) days after written notice by Institution; than Institution may terminate this License forthwith by giving a written notice of termination to Brabant.

6.2.4	Termination by cause returns any and all rights on Data and Patent Rights thereunder to Institution.

6.3
Brabant may terminate this Agreement forthwith upon written notice to Institution, if Institution (a) fails to remedy a material breach of this Agreement within thirty (30) days after written notice by Brabant; or (b) becomes insolvent, or if proceedings are instituted against it for reorganization or other relief under any bankruptcy law, or if any substantial part of its assets come under the jurisdiction of a receiver or trustee in an insolvency proceeding authorized by law.

6.4	Sections 1.9, 2, 5, 8.3, 8.4 and 10.6 of this Agreement shall survive termination.

7.	TRANSFER OF DATA

7.1	Data shall be transferred by Institution to Brabant in de-identified form in accordance with Applicable Laws.
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7.2
Notwithstanding the provisions of Section 7.1, Institution will grant access to all original (non de-identified) data to an independent data monitor appointed by Brabant, for the purposes of data verification using source document verification. It is explicitly understood that all communications regarding data verification issues, from the independent data monitor to Brabant, will be provided in a de-identified format.

7.3
Institution and Brabant agree to transfer Data electronically into the United States from areas that restrict such transfer, including, without limitation, states of the European Union, on legally compliant terms.

8.	REPRESENTATION, WARRANTIES, LIABILITY AND WAIVERS THEREOF

8.1	Warranties. Institution hereby represents that it has the full right and power to enter into this Agreement and to grant the exclusive License set forth in this Agreement.

8.2	Nothing in this Agreement shall be construed:

8.2.1
as a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement by patents, copyrights, trade secrets, trademarks, or other rights of Third Parties;

8.2.2	as a warranty that the Study or Consultancy will be successful in any way or that any specific results will be obtained;

8.2.3	as a warranty as to the condition, originality, patentability, non-infringement or fitness for a particular purpose of the results of the Study or the Consultancy;

8.2.4	as granting by implication, estoppel or otherwise any licenses or rights under patents or other intellectual property rights of Institution other than expressly granted herein; or

8.2.5	as a warranty that Data is patentable or that Brabant will be successful in securing the grant of any patent relating to any technology or any reissue or extensions under this Agreement.

8.3
Limitation of Liability. EXCEPT UNDER THE INDEMNITY SET FORTH HEREINBELOW, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR LOST PROFITS, OR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT. THIS LIMITATION WILL APPLY EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

8.4
Brabant shall at all times during and after the Term indemnify, defend, and hold Institution and its employees harmless from and against any and all liabilities, losses, claims, demands, suits, proceedings, expenses, recoveries and damages, including reasonable attorneys' fees and other costs of litigation, losses or causes of any action arising out of any allegation by Third Parties in connection with Brabant's, its Affiliates ' or sublicensees ' development, manufacturing, marketing or sale of fenfluramine.

8.5
Section 8.3 shall not apply to any liability that cannot be excluded by Applicable Laws (including but not limited to fraud, personal injury or death due to a Party's negligence), or which arises from the fraud or wilful misconduct of a Party, a Party's intentional withholding of material information, and the granting, during the Term, by the Institution to a Third Party of rights to the Data for seeking regulatory approval for the use of fenfluramine for the treatment of Dravet Syndrome or related conditions stemming from infantile epilepsy. For clarity, nothing herein shall limit the liability of either party for death or personal injury arising from negligence.

9.	FURTHER COVENANTS

9.1	Both Institution and Brabant shall maintain secure systems for storage of patient health information consistent with Applicable Laws.

9.2
Institution and Brabant each recognize that aspects of theLicense, including its exclusivity, could be limited by future government action or court decree. Should a government order or a ruling of a court of competent jurisdiction effectively alter the terms of the License, the Parties agree to reform this Agreement in a manner to preserve its intent, while preserving, to the extent practicable, the timely transfer of Data.

10.	MISCELLANEOUS PROVISIONS

10.1
This Agreement represents the whole agreement and understanding between the Parties and supersedes all other agreements and understandings between the Parties or any of them relating to the subject matter of this Agreement, including but not limited to the Previous Agreement.

10.2	No variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the Parties.

10.3
No waiver of any breach of or default under this Agreement shall be effective unless such waiver is in writing and has been signed by the Party against which it is asserted. No delay in exercising, or failure to exercise, any right, power or remedy provided by law or under this Agreement shall affect that right, power or remedy or operate as a waiver thereof.

10.4
Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity between the Parties, nor shall either Party act as the agent of the other Party for any purpose.

10.5
This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same agreement.

10.6
This Agreement shall be governed by the laws of [***]. Both parties shall attempt to settle any dispute concerning the interpretation hereof or their performance hereunder in an amicable way. Should such attempts fail, then both Parties hereby agree that said disputes shall be finally settled under the Rules of Arbitration of the [***] by one arbitrator appointed in accordance with the said Rules such arbitration to be held in [***] save that nothing herein shall prevent any of the Parties seeking and obtaining interim injunctive relief in any relevant jurisdiction.

10.7
This Agreement will incur to the benefit of and be binding upon Brabant, its successors, and assigns (including without limitation, any corporate entity which may acquire all or substantially all of the assets or business of Brabant in the field of this Agreement). No assignment of this Agreement, either in whole, or in part, or of any of the rights and obligations hereunder, can be made by Brabant without prior written consent of Institution such consent not to be unreasonably withheld delayed or conditioned. Consent shall not be necessary for any assignment or transfer of this Agreement to a company that is an Affiliate of Brabant or in case of assignment, transfer or sale to a Third Party of all or substantially all of the portion of its business (including any (application for) marketing approval) to which this Agreement relates. Brabant will give Institution at least one month prior written notice of such intended assignment, transfer or sale.

SIGNED by or on behalf of the Parties.
SIGNED by or on behalf of KU LEUVEN R&D:

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

/s/ Koenraad Debackere
Prof. dr. ir. Koenraad Debackere
Managing Director

/s/ Paul Van Dun

Paul Van Dun
General Manager

For Approval

/s/ Lieven Lagae

Prof. dr. Lieven Lagae
Supervisor

SIGNED by or on behalf of UNIVERSITY HOSPITAL ANTWERP

/s/ Johnny Van der Straeten

Mr. Johnny Van der Straeten
Managing Director

For Approval

/s/ B. Ceulemans

Prof. Dr. B. Ceulemans
Department of Neurology-Child Neurology

SIGNED by or on behalf of BRABANT PHARMA LIMITED

Name: /s/ Rick Stewart
Title: Director